UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2015 (August 20, 2015)

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52390	98-0511932
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7659 E. Wood Drive, Scottsdale, Arizona 85260

 (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (480) 704-4183

__________N/A__________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On August 20, 2015, Advanced Voice Recognition Systems, Inc. (AVRS) entered into a letter agreement with Dominion Harbor Group, LLC (Dominion) pursuant to which Dominion will provide strategic advisory services to AVRS to support the common goal of the acquisition, sale, licensing, prosecution, enforcement, and settlement with respect to AVRS’s intellectual property, including patents held by AVRS.

It is provided in the letter agreement that Dominion will recommend the acquisition of certain patents by AVRS and will provide access to financing.  Dominion also will introduce AVRS to individuals and entities that may act as counsel, consultants, vendors and experts.

AVRS has agreed to cooperate with Dominion so that the services of Dominion may be performed in an efficient and prompt manner.  In the event of a transfer or other event impacting title to the IP rights of AVRS (including a change of control or sale of AVRS) that was not discussed with or recommended by Dominion, AVRS will offer a designee of Dominion an opportunity for 20 days to conduct the transfer on substantially similar terms.

Dominion has agreed to advance costs recommended by it, including court filing fees, discovery and other litigation costs, and patent prosecution costs, up to an aggregate of $10,000,000.   AVRS will be responsible for costs not recommended by Dominion, as well as travel and ordinary business expenses incurred by AVRS.  Except for the advanced costs by Dominion, AVRS will be responsible for any contingency payments to law firms.

AVRS has agreed to pay Dominion 42.5% of the Net Consideration for the services, except that if the proceeds are generated outside of litigation the amount will be 35%.  Net Consideration is defined in the Agreement to include the gross amount received from any licensing fee, litigation settlement, damages or other monetization event, net of any contingency fees of counsel recommended by Dominion and of any costs advanced by Dominion.  In the event of any monetization event, payment will be made first to repay Dominion for advanced costs, payment of counsel contingency fees and the Dominion fee, and then the remaining portion to AVRS.  If no proceeds are generated related to the IP rights, then AVRS will not be responsible for any advanced costs paid by Dominion or any accrued counsel fees for litigation if the litigation counsel was introduced to AVRS by Dominion.

The agreement may be terminated by Dominion on 30 days’ notice in the event of a material breach by AVRS.  AVRS would then be responsible for payment of any costs advanced by Dominion within 30 days of termination, as well as any fees to Dominion.  Dominion also may terminate the agreement at its discretion upon 14 days’ notice, in which event AVRS would have no further payment obligation to Dominion.

AVRS may terminate the agreement on 30 days’ notice in the event of a material breach by Dominion and there would be no further payment obligation to Dominion.  Similarly, AVRS may terminate for cause if certain benchmarks are not met.  The benchmarks are the engagement of at least one potential licensee in licensing discussions within three months and, also within three months, active discussions or proposed initiation of at least one patent infringement action as evidenced by proposals from at least two law firms to represent AVRS.  In addition, if Dominion has ceased providing services for at least 90 days and AVRS is not in breach of the agreement, then AVRS may terminate the agreement on 30 days’ notice to Dominion without any payment obligation to Dominion.

The foregoing is only a summary of certain material terms of the agreement.  The full text of the agreement is included as Exhibit 10 to this Report.

Item 9.01         Financial Statements and Exhibits.

Exhibit No.      Document

10.1                 Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

Dated: August 21, 2015	By:	/s/ Walter Geldenhuys
Name: Walter Geldenhuys
Title: President, Chief Executive Officer & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.      Document

10.1                 Letter Agreement